Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 23 to Registration Statement No. 333-20355 on Form N-6 of (a) our report dated February 22, 2005, related to the statements of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2004, the related statements of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended and the financial highlights for each of the four years in the period then ended, which is included in the Statements of Additional Information of Pacific Select Estate Preserver II and Pacific Select Estate Preserver IV of such Registration Statement; (b) our report dated March 10, 2005, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period then ended, which is included in the Statements of Additional Information of Pacific Select Estate Preserver II and Pacific Select Estate Preserver IV of such Registration Statement; and (c) the reference to us under the heading “Experts” in the Statements of Additional Information of Pacific Select Estate Preserver II and Pacific Select Estate Preserver IV of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
April 26, 2005